INVESTORS:                                MEDIA:
John Standley                             Karen Rugen
717-214-8857                              717-730-7766
Kevin Twomey
717-731-6540
or investor@riteaid.com

FOR IMMEDIATE RELEASE

                    RITE AID TO OFFER SENIOR SECURED NOTES

CAMP HILL, PA, January 4, 2005 - Rite Aid Corporation (NYSE, PCX: RAD) announced today that it is planning to offer $200 million of 10-year senior secured notes due 2015. Rite Aid intends to use the net proceeds from the offering, together with available cash, to repay at maturity its 7.625% senior notes due April 2005 and its 6.0% fixed-rate senior notes due December 2005. Until the stated maturity dates, Rite Aid intends to use the net proceeds from this offering to repay temporarily borrowings under its revolving credit facility and obligations under its accounts receivable securitization program.

The offering is subject to market and other customary conditions.

The notes due 2015 will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of $16.6 billion and approximately 3,400 stores in 28 states and the District of Columbia.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the outcomes of pending lawsuits and governmental investigations, competitive pricing pressures, continued consolidation of the drugstore industry, the efforts of third-party payors to reduce prescription drug reimbursements and encourage mail order, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital and our relationship with our suppliers. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

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